UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 16, 2002
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

The following is Caterpillar Inc.'s prepared statements from the results webcast held on July 16, 2002. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

Opening Remarks: Good morning and welcome to Caterpillar's Second Quarter 2002 results conference call. I'm Jim Anderson, Director of Investor Relations. With me is Lynn McPheeters, Vice President and Chief Financial Officer. We will address your questions during the Q&A portion of today's call.

This morning I'll cover our second quarter results, review our outlook, go over the usual dealer retail numbers, discuss a couple of special topics and wrap up with the Q & A. Certain information we will be discussing is forward looking and involves uncertainties that could impact expected results. A discussion of those uncertainties is in a form 8-K filed with the Securities & Exchange Commission today. OK, let's start with the second quarter results.

Second Quarter Results: As you know, this morning we reported second-quarter sales and revenues of $5.29 billion and profit per share of 58 cents. These second quarter results coupled with our first quarter results were in line with our expectations for a relatively weak first half of 2002.

SALES and REVENUES were down $197 million from second quarter 2001, with Machines down $171 million and Engines down $46 million. The decrease was nearly all related to volume reductions, as price realization was about flat, net of currency changes. Consolidated revenues of the Financial Products Division were up 3 percent.

PROFIT was 20 cents lower in second quarter 2002 compared with 2001 as a result of the lower sales volume and related manufacturing inefficiencies, including absorption of fixed costs, as production hours at our larger facilities were down about 20%. Additionally, the recognition of a $40 million decrease in the market value of securities in the investment portfolio of Cat Insurance unfavorably affected profit. These declines in market value had been previously marked to market on a monthly basis and recorded in Other Comprehensive Income, but in accordance with conservative application of FAS 115, now have to be taken to income because they are considered "other than temporary." As a matter of interest, when the market reverses and starts to grow, any increase in value of these securities must continue to be recorded in Other Comprehensive Income.

These items that unfavorably affected profit were partly offset by a net favorable impact of currency of 5 cents per share for the quarter. This includes the net effect of currency on sales and costs and currency exchange gains or losses reported in the Other Income & Expense category.

SG&A expenses were down $34 million and R&D expenses, primarily related to emissions, were up $14 million compared with second quarter 2001 levels.

As a matter of interest, no longer amortizing goodwill had a favorable impact on second quarter results of $20 million on a pre-tax basis and the combination of pension and OPEB expense had an unfavorable PBT impact of $24 million. The reduction from the first quarter level of the unfavorable impact of pension and OPEB expense is the result of recent changes in our benefit plans. We now expect the unfavorable impact of this benefit expense to be about 20 cents per share for the year, rather than 35 cents projected earlier in the year.

Now, I'll provide some comments on North American rental fleets and used equipment.

North American dedicated rental fleet utilization on a twelve-month rolling basis is continuing to run at a very strong rate -- about 64% -- which is about 1 point higher than a year ago.

Rental rates for the rolling twelve months through June are basically unchanged from a year ago and continue to remain under pressure.

Overall, units in dedicated dealer rental fleets are up less than 1% compared to a year ago. Dedicated dealer rental fleets consist of Rent-to-Rent units and units in Cat Rental Stores.

Rent-to-Rent units, which currently make up about 60% of the units in dealer rental fleets, are down 5% from a year ago.

The Cat Rental Stores, which generally rent smaller machines for shorter time periods, currently have about 40% of the rental units in dealer fleets. These fleets continue to grow and are up 9% from a year ago.

North American dealers added 4 Rental Stores in second quarter 2002 for a total of 369 stores. Eleven more are expected by year-end.

In the Europe/Africa/Middle East region, dealers had 684 rental outlets, 168 of which had the Cat Rental Store identity as of quarter end. In Latin America, we had 89 Cat Rental Stores and 16 in Asia/Pacific. At year-end, we are expecting about 1,220 rental outlets throughout the world. Of these, 380 stores in North America and about 390 in the rest of the world will have the Cat Rental Store identity.

North American used equipment prices continued to be down moderately in the first quarter compared to a year ago for most machines. We expect continued weakness in the near term. This used equipment reporting lags one quarter from the current quarter.

Now, for the OUTLOOK: Worldwide economic growth is unfolding along the lines of our previous outlook, which anticipated a gradual recovery in global production over the course of 2002. However, most industrialized markets continue to operate at relatively low levels of capacity utilization and capital spending in North America is recovering much more slowly than anticipated. Therefore, the second half economic recovery is not expected to be as robust as anticipated in the first quarter outlook. In this economic environment, worldwide industry opportunity is expected to be down slightly in 2002. Company sales and revenues are also projected to be down slightly for the year. Sales in the geographic regions outside North America are expected to be about flat or up slightly, while sales in North America are expected to be down moderately.

With this change in the economic outlook and resulting impact on our full-year sales and revenues projection, full-year profit is projected to be down about 15 percent from last year's profit, excluding the nonrecurring charges recorded in 2001. Full details of the outlook for 2002 are contained in the company's press release issued today.

Retail Numbers: Now I'll review dealer retail machine numbers and reciprocating and turbine engine sales to users and OEM's. All comparisons are based on constant dollars.

Retail Sales of Machines for the 3 months ending June 2002 compared with the same 3 months of 2001 are as follows:

Asia Pacific	EAME	Latin America	Subtotal	North America	World
DN 2-7%	DN 8-15%	UP More Than 24%	DN Less Than 2%	DN 2-7%	DN 2-7%
-2.6%	-11.2%	42.4%	-1.5%	-7.4%	-5.1%

Retail machine sales were down for the quarter due primarily to weakness in the coal mining and general construction sectors, which was partly offset by improvement in the heavy construction sector.

For the 3 months ending June 2002 compared with the same 3 months of 2001, total Reciprocating and Turbine Engine Sales to Users and OEM's were as follows:

Electric Power	Industrial Engines	Marine Engines	Truck Engines	Oil & Gas	Total
DN Over 24%	Flat	DN 8-15%	UP More Than 24%	UP 8-15%	DN Less Than 2%
-34.1%	-0.4%	-9.2%	49.7%	12.1%	-1.1%

Now, let's turn to Dealer Machine Inventories. First, sequentially, comparing June with May 2002.

Asia Pacific	EAME	Latin America	Subtotal	North America	World
UP 2-7%	FLAT	DN 8-15%	FLAT	DN 2-7%	DN 2-7%
2.2%	0.5%	-8.6%	-0.6%	-6.3%	-3.7%

Next, year over year, comparing June 2002 with June 2001.

Asia Pacific	EAME	Latin America	Subtotal	North America	World
UP 8-15%	DN 2-7%	DN More Than 24%	DN 2-7%	DN 8-15%	DN 8-15%
8.8%	-6.2%	-26.6%	-6.9%	-15.7%	-11.8%

Dealer inventories of new machines at the end of June compared with year-end were up on a worldwide basis about $150 million, most of which occurred in North America as dealers were preparing for the selling season. This seasonal increase was about 50% less than the increase in second quarter 2001, as dealers are getting more comfortable with our ability to reduce lead times on products from our factories. Since dealer inventories are at historically low levels, an increase in retail demand should translate to increased sales by Caterpillar. Our expectation for full-year 2002 is for dealer new machine inventories to decrease in the $100 to $200 million range on a worldwide basis.

Asia Pacific dealer new machine inventories are at 2.3 months of sales, down from 3.2 months a year ago.

Europe/Africa/Middle East dealers are at 2.6 months of sales, down from 3.1 months a year ago.

Dealer new machine inventories in Latin America are at 2.7 months of sales, down from 3.7 months a year ago.

Dealer new machine inventories for the subtotal of these three regions outside North America are at 2.6 months of sales, which is down from 3.3 months a year ago.

North American dealer machine inventories are at 2.7 months of sales, down from 2.9 months.

Overall, on a worldwide basis, dealer machine inventories are at 2.7 months of sales, down from 3.2 months a year ago.

The retail statistics for June are also available on voice mail through August 15 by calling 309-675-8000.

Before I get into the Q&A, I want to comment on three SPECIAL TOPICS that I think will be of interest.

First, is an update on 6 Sigma activities. Our commitment to 6 Sigma continues to strengthen and the resulting benefits continue to grow, providing a clear line of sight to deliver results that will significantly exceed the benefits realized in 2001. Additionally, by year-end 2002, we will have about 1,400 trained Black Belts -- nearly double that of 2001. We currently have about 5,000 projects in the system.

We're also extremely pleased with the engagement of our suppliers and the Cat dealer network. This quarter, our pilot dealers and suppliers graduated their first 114 Black Belts. This extension of 6 Sigma will strengthen our entire value chain.

Second, is a brief update on major sectors of the machinery business in North America and Europe/Africa/Middle East, our two largest geographic sales regions.

North American sales to users continue to be adversely impacted by significant reductions in sales for the coal-mining sector directly related to the price of coal. Although housing starts remain strong, the commercial side of the general construction sector is weak. Sales to users in the heavy construction and quarry and aggregates sectors continue to be positive. Customer confidence in the timing of economic recovery is a key factor across most business sectors. Many contractors are keeping equipment longer during this period of economic uncertainty.

In EAME, sales to user trends are mixed. Sales into the mining and general construction sectors have weakened during the first half. Heavy construction is weaker in Europe, but remained strong in Africa/Middle East. Sales into the quarry & aggregates sector improved. There are a number of large projects throughout the region, but funding may become a problem in some areas.

Lastly, is an update on our engine business. Caterpillar truck engine sales continued to increase in the second quarter and were up significantly from 2Q01.  We are now projecting North American heavy-duty truck industry demand for 2002 at 158,000 units, excluding Mexico, - up from the 125,000 units previously projected. This increase is due to a stronger than expected first half of 2002 as improved housing and consumer spending spurred increased freight tonnage benefiting the truck industry. Truck pre-buying ahead of the October emissions deadline is also occurring.

The slowdown in overall industry demand and Caterpillar sales into the electric power industry has continued the second quarter. The economic slowdown, resumed hydro-electric production in southwestern United States, and mild winter and spring weather in North America, as well as substantial growth in new power plants have all caused a current surplus in electric utility plant capacity compared to wide-spread energy shortages last year. Consequently, Caterpillar second quarter EPG engine sales were down significantly compared to second quarter last year when demand for large Caterpillar engines used to provide distributed power to the electric utility and telecommunications industries surged.

Because economic recovery is not occurring as quickly as had been anticipated earlier in the year, we now expect Caterpillar sales into the electric power sector in 2002 will be down in the 16-24% range compared to last year.

As industry financial uncertainties are resolved, surplus electric utility capacity is worked down, and dealer inventories stabilize, we expect Caterpillar sales into the electric power sector to resume growth in the year with stronger growth continuing into 2003.

Caterpillar sales into the petroleum sector rose in the 8-15% range in the second quarter led by robust sales gains in Latin America and Asia/Pacific where demand for turbomachinery was particularly strong. Second quarter petroleum sales in North America declined significantly caused by the sharp drop in drilling activity compared to last year.  Due to the deteriorating investment climate faced by many oil and gas companies, we now expect Caterpillar sales into the petroleum sector  to be up only slightly this year.

There is not much new information on the status of ACERT, our new engine emissions technology.  We have begun to ship heavy-duty bridge engines to OEMs to assure production readiness. These bridge engines will be an EPA-certified, low-emissions version of our current engines with changes to software and the addition of an oxidation catalyst. We have submitted our application for certification to the EPA and CARB for the October heavy-duty bridge engines and our mid-range engines. Since there is minimal new content, Caterpillar engines will be as reliable and durable as ever and continue to outperform the competition.

We continue to pursue resolution of issues with the EPA through the Dispute Resolution process under the Consent Decree and recently filed, on May 31, a petition with the U.S. Court of Appeals for the District of Columbia challenging EPA's certification of a competitor's engine that may utilize defeat devices.

We strongly believe Caterpillar is the industry leader in technology and emissions reductions.  We have completed the invention, or developmental, stage of ACERT.  We will be in the full field-testing stage on both medium- and heavy-duty engines within a few weeks and plan to begin shipping the first ACERT production medium-duty engines in first-quarter 2003. The first ACERT production heavy-duty engines will begin shipping during the second quarter.

Q&A: OK, now it's time to move to the Q&A portion of the call. In the interest of time and fairness to others, please limit yourself to one question and one follow up. First question please...

Closing: It's been a pleasure sharing Caterpillar's results with all of you this morning. If you didn't get your questions asked today, please call me. Thanks for your interest in Caterpillar. Goodbye.

SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained in our Second-Quarter 2002 Results Release and related prepared statements from the results webcast are forward looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the Company and the markets it serves.

World Economic Factors
 Our current outlook calls for the continuation of a moderate recovery in the U.S. economy in 2002. Our outlook assumes that the events of September 11th and the resulting impact on the economy were a one-time event and that there will be no further events of this magnitude. If, however, there are other significant economic shocks or sequence of shocks, there could be a more protracted negative impact on consumer spending, housing starts, and capital spending which would negatively impact company results.

After a strong first quarter, followed by more moderate growth in the second quarter, U.S. GDP growth is expected to continue at moderate rates in the third and fourth quarters of 2002. Should recent interest rate and tax reductions fail to sustain growth in the U.S. economy as expected, leading to renewed economic weakness, then sales of machines and engines may decline by more than expected in 2002. The outlook also projects that economic growth in the second half of 2002 is expected to improve in Asia/Pacific, Europe, Africa & Middle East and, more moderately, in Latin America. If, for any reason, these projected growth rates do not occur, sales would likely be lower than anticipated in the affected region. Persistent weakness in the construction sector in Japan is leading to lower machine sales in the Japanese market. In general, renewed currency speculation, significant declines in the stock markets, further oil or energy price increases, political disruptions or higher interest rates could result in weaker than anticipated economic growth and worldwide sales of both machines and engines could be lower than expected as a result. Economic recovery could also be delayed or weakened by growing budget or current account deficits or inappropriate government policies.

In particular, our outlook assumes that Europe, the United Kingdom and Canada implement and commit to maintain economic stimulus measures and that the Japanese government remains committed to stimulating their economic recovery with appropriate monetary and fiscal policies. The outlook also assumes that the Brazilian government follows through with promised fiscal and structural reforms; that there is an orderly democratic transition in the upcoming Brazilian elections, and that the Argentina crisis is confined to only Argentina, and does not spill over to negatively impact growth prospects in neighboring countries. If negative spillover effects become amplified, this could result in greater regional economic and financial uncertainty and weaker regional growth. Our outlook also assumes that currency and stock markets remain relatively stable, and that average world oil prices fluctuate in a range of $20 to $27 a barrel. If commodity and/or currency markets experience a significant increase in volatility, and/or stock markets do not recover, uncertainty would increase, both of which would result in slower economic growth and lower sales. In addition, an eruption of political violence in the Middle East could lead to oil supply disruptions and resumed upward pressure on oil prices. In this case inflation pressures would move up again and interest rates would be higher than currently projected, leading to slower world economic growth and lower company sales.

The Russian economy has improved, but political and economic uncertainty remains high and an unexpected deterioration could impact worldwide stock or currency markets, which in turn could weaken company sales.

Commodity Prices
 The outlook for our sales also depends on commodity prices. Our outlook for an improvement in world economic growth in 2002 suggests that industrial metals prices would start to see a recovery no later than the second half of 2002. Industrial metal prices started to improve in the first five months of 2002, but momentum faded in June and further gains are required before we see gains in production and a positive impact on equipment sales. As a result, machine sales to industrial metals area are not expected to improve until the second half of 2002. Oil prices declined, as expected, from an average of about $30 to $32 a barrel in 2000 to an average of $25 to $30 a barrel in 2001. We are expecting an average of $20 to $27 a barrel in 2002. Based on this forecast, equipment sales into sectors that are sensitive to crude oil prices (oil, coal and natural gas) are expected to be down only moderately in 2002.

Extended weakness in world economic growth could lead to sharp declines in commodity prices and lower than expected sales to the industrial metals and agriculture sectors.

Monetary and Fiscal Policies
 For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and, accordingly, demand for a product. In the United States, the Federal Reserve moved aggressively to reduce interest rates in 2001. This action, together with federal tax cuts is expected to lead to a sustained recovery in U.S. growth in the second half of 2002. In Europe, the European Central Bank reduced interest rates in 2001, and growth in Europe is expected to improve in the second half of 2002. However, recent currency movements leading to a stronger euro may dampen European growth prospects in the second half of 2002 and this would cause machine sales to be lower than expected.

In general, higher than expected interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand. The current outlook is for higher year over year U.S. growth in 2002, with positive growth in the first quarter of 2002 followed by moderate growth rates in the remaining quarters of 2002. This is expected to lead to a modest improvement in average industry sales levels in the second half of 2002. If, for whatever reason, there was a setback leading to weak or negative growth in the third or fourth quarters of 2002 then demand for company products could fall in the U.S. and Canada and would also be lower throughout the rest of the world.

Political Factors
 Political factors in the U.S. and abroad have a major impact on global companies. In 2001, the U.S. Congress enacted a tax cut with the first reductions effective in the third and fourth quarters of 2001 and with additional benefits in 2002, which is having and should continue to have a positive impact on the U.S. economy. The Company is one of the largest U.S. exporters as a percentage of sales. International trade and fiscal policies implemented in the U.S. this year could impact the Company's ability to expand its business abroad. U.S. foreign relations with certain countries and any related restrictions imposed could also have a significant impact on foreign sales. There are a number of significant expected political developments in Latin America, Asia, and Europe, Africa and the Middle East which are expected to take place in the second half of 2002 that could affect U.S. trade policies and/or de-stabilize local market conditions leading to lower company sales. In particular, a recent escalation of political uncertainty in Brazil is contributing to a decline in business confidence and reduced capital investment intentions.

In addition, significant political and economic instability persists in Argentina, Venezuela and the Middle East. Our outlook assumes that the effects of instability in Argentina and Venezuela will be confined to those countries and not spread to other countries in the region. Our outlook also assumes that stability will ultimately be restored in Argentina and Venezuela through democratic means. If, however, the instability persists, worsens or spreads to other countries in the region, it could materially impact company sales into Argentina, Venezuela and other countries in the region. In addition, our outlook assumes that the recent escalation of the conflict in the Middle East does not persist or deteriorate further. The outlook assumes that Middle East tensions will ease over time.

Currency Fluctuations
 Currency fluctuations are also an unknown for global companies. The Company has facilities in major sales areas throughout the world and significant costs and revenues in most major currencies. This diversification greatly reduces the overall impact of currency movements on results. However, if the U.S. dollar strengthens against foreign currencies, the conversion of net non-U.S. dollar proceeds to U.S. dollars would somewhat adversely impact the Company's results. Further, since the Company's largest manufacturing presence is in the U.S., a sustained overvalued dollar could have an unfavorable impact on our global competitiveness.

Dealer Practices
 A majority of the Company's sales are made through its independent dealer distribution network. Dealer practices, such as changes in inventory levels for both new and rental equipment, are not within the Company's control (primarily because these practices depend upon the dealer's assessment of anticipated sales and the appropriate level of inventory) and may have a significant positive or negative impact on our results. In particular, the outlook assumes that dealer inventories of new machines will be slightly lower at the end of 2002 than at the end of 2001. If dealers reduce inventory levels more than anticipated, company sales will be adversely impacted.

Other Factors
 The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the Company's results. Our products are an integral component of these activities and as these activities increase or decrease in the U.S. or abroad, demand for our products may be significantly impacted. In 1999, the six-year Federal highway bill did not boost U.S. sales as much as anticipated due to delays in getting major capital projects for highways underway. In 2000 and 2001, there was a material increase in the volume of highway construction contracts, which had a positive impact on sales of certain types of equipment, and the company expects higher highway construction activity in 2002. In the first five months of 2002 contracts let for highways, streets and bridges were up about 2%. If funding for highways, streets, bridges, airports, etc. in the second half of 2002 is reduced or delayed, or is concentrated on areas where company products do not play a significant role, sales could be negatively impacted. Furthermore, if infrastructure spending plans are reduced by Federal and/or state governments due to budget constraints, machine sales would be lower in the second half than current projections.

Pursuant to a Consent Decree Caterpillar entered into with the United States Environmental Protection Agency ("EPA"), the Company is required to meet certain emission standards by October 2002. The Consent Decree provides, however, for the possibility that diesel engine manufacturers may not be able to meet these standards exactly on that date, and allows companies to continue selling non-compliant engines if they pay non-conformance penalties on those engines. However, EPA is currently in the process of setting new levels for these non-conformance penalties. Our outlook assumes that complying with the Consent Decree, and related volatility in on-highway truck engine demand, will not materially impact our results. If, however, Caterpillar must pay non-conformance penalties and EPA imposes penalty levels higher than anticipated, our profit could be negatively impacted.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or materials costs, and/or higher than expected financing costs due to unforeseen changes in central bank interest rate policies. Cost savings could also be negatively impacted by unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales.

The Company operates in a highly competitive environment and our outlook depends on a forecast of the Company's share of industry sales. A reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment also remains very competitive from a pricing standpoint. Additional price discounting would result in lower than anticipated price realization.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion but are noted to further emphasize the myriad of contingencies that may cause the Company's actual results to differ from those currently anticipated.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

July 16, 2002	By:	/s/ James B. Buda
James B. Buda, Vice President